Exhibit 99.1

WorldHeart Announces Levacor VAD Implant at Inova Fairfax Hospital, Virginia

Salt Lake City, UT — April 13, 2010: World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that Inova Fairfax Hospital (Inova) in Falls Church, Virginia has successfully implanted  its first Levacor™ Ventricular Assist Device (VAD).  Inova Fairfax has extensive experience in the VAD field and is the third implanting site nationwide in the Levacor VAD Bridge-To-Transplant (BTT) Study.  This is the fifth implant with the Levacor VAD since the inception of the BTT clinical study.

Dr. Nelson Burton, Surgical Director of Heart Transplant and Mechanical Circulatory Support and Inova Fairfax’s surgical co-Principal Investigator for the BTT clinical study commented, “We are pleased to be an active center in the Levacor BTT study.  We believe that mechanical circulatory support has a significant role in the treatment of heart failure and, therefore, look forward to further advancing VAD options for our patients. “

Mr. J. Alex Martin, WorldHeart’s President and Chief Executive Officer added, “Inova Fairfax has consistently been recognized as one of the nation’s best hospitals, specifically in the treatment of heart failure.  We are enthusiastic about the study collaboration with Inova Fairfax’s clinicians in the service of their patients and in the potential for expansion of VAD treatment opportunities. “

About the Levacor VAD and World Heart Corporation

The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD’s only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. World Heart’s registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart’s BTT clinical study of the Levacor VAD, strategic direction, increase in shareholder value, access to investment capital, its clinical development programs and the product pipeline, and the growth of WorldHeart’s overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009.

www.worldheart.com

SOURCE World Heart Corporation

Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361